Exhibit 1.3

[Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

HONDA MOTOR CO., LTD.

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1.    (Purpose)

These regulations set out matters concerning the Board of Directors of the Company in accordance with Article 24 of the Articles of Incorporation of the Company.

Article 2.    (Composition)

The Board of Directors shall consist of all the Directors of the Company.

Article 3.    (Convocation)

Meetings of the Board of Directors shall be convened at least once every three (3) months and at least seven (7) times a year, and whenever necessary.

Article 4.    (Authority to Convene Meetings of the Board of Directors and the Chairman)

The Chairman of the Board of Directors or the President and Director shall convene meetings of the Board of Directors in accordance with arrangements which have been agreed in advance at a meeting of the Board of Directors, and shall act as the chairman thereat. If both the Chairman of the Board of Directors and the President and Director are prevented from so doing, one of the other Directors shall assume their role in the order which has been determined in advance by the Board of Directors. Notwithstanding the foregoing, in the case where any laws and regulations provide otherwise, one of the other Directors shall convene the meeting of the Board of Directors.

Article 5.    (Notice of Convocation)

1. A notice of convocation of a meeting of the Board of Directors shall be sent to each Director three (3) days prior to the date of the meeting.

2. If all the Directors consent in advance, a meeting of the Board of Directors may be held without following the procedures for convening a meeting.

Article 6.    (Method of Resolutions)

1. Resolutions of a meeting of the Board of Directors shall be adopted by a vote of a majority of the Directors present thereat who constitute a majority of the Directors.

2. Any Director who has any special interests in any matter which is put to a vote may not participate in the voting on any resolution that is described in the preceding paragraph.

3. Any Director who cannot participate in the voting on a resolution due to the provision of the preceding paragraph will not be counted in the number of Directors mentioned in Paragraph 1 of this article.

4. If the requirements set out in Article 370 of the Company Law are satisfied, those matters that are the object of the resolution of the Board of Directors shall be deemed to have been resolved by the Board of Directors.

Article 7.    (Matters to be Resolved)

The matters to be resolved by the Board of Directors are as follows:

(1) Matters with respect to the Company Group (meaning the corporate group consisting of the Company and its subsidiaries):

(i)	basic management policies of the Company Group and other equivalent matters; and

(ii)	other important matters with respect to the Company Group.

(2) Matters with respect to the Company:

(i)	the convocation of a general meeting of the Shareholders and the determination of the objectives thereof and the matters to be submitted thereto;

(ii)	the election and discharge of Representative Directors and Directors with Executive Powers;

(iii)	the approval of any transactions between the Company and a Director, conflict of interest transactions and transactions by a Director competing with the Company’s business;

(iv)	the issue of new shares and bonds;

(v)	the approval for deliberation of financial reports and business reports, and schedules attached thereto;

(vi)	the determination of the payment of dividends from surplus;

(vii)	the appointment and dismissal of managers and other important employees;

(viii)	the approval of a basic policy for the establishment of internal governance systems; and

(ix)	other matters prescribed by laws and regulations or in the Articles of Incorporation.

Article 8.    (Matters to be Reported)

1. Directors shall report to the Board of Directors without delay if any of the matters set forth below occurs:

(1)	a transaction between the Company and a Director, a conflict of interest transaction or a transaction by a Director competing with the Company’s business is undertaken;

(2)	a Director becomes an unlimited-liability partner, director, corporate auditor or manager of another company; or

(3)	Article 331, Paragraph 1 of the Company Law is applicable.

2. The Representative Director and Executive Directors shall report to the Board of Directors on the state of the performance of the business at least once every three (3) months.

3. If a Director notifies all of the Directors of any matter that should be reported to the Board of Directors, that matter shall not be required to be reported to the Board of Directors.

4. The provision of the preceding paragraph does not apply to any reporting that is set out in Paragraph 2 of this article.

Article 9.    (Minutes)

The substance of the proceedings of the meeting of the Board of Directors, the results thereof, and any matter prescribed by laws and regulations shall be recorded in minutes, to which the Directors present thereat shall affix their names and seals.

Article 10.    (Consultation)

The Executive Adviser and the Special Adviser shall respond to any inquiries made by the Board of Directors or the Representative Directors.

Article 11.    (Amendment)

Any amendment of these regulations shall be subject to a resolution of the Board of Directors.

Supplementary Provision

Came into effect on October 1, 1982

Partly amended on April 18, 1983

Partly amended on May 28, 1987

Partly amended on April 27, 2001

Partly amended on June 25, 2002

Partly amended on April 21, 2003

Partly amended on June 24, 2003

Partly amended on June 23, 2004

Partly amended on February 25, 2005

Partly amended on June 23, 2005

Partly amended on June 23, 2006

Partly amended on February 1, 2008

Partly amended on June 23, 2009

Partly amended on June 23, 2011

Partly amended on April 1, 2014

Partly amended on June 15, 2017

-End-